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18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Announces Appointment of Jahidul H. Khandaker to Board of Directors

OMAHA, Neb., September 15, 2025—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced that Jahidul H. Khandaker has been appointed to its Board of Directors. Mr. Khandaker, 54, serves as the Chief Information Officer for GE HealthCare, a trusted partner and leading global healthcare solutions provider that innovates in medical technology, pharmaceutical diagnostics, and integrated, cloud-first, AI-enabled solutions, services, and data analytics. From 2020 until joining GE HealthCare in 2022, Mr. Khandaker served as Senior Vice President and Chief Information Officer for Western Digital, a leading provider of data storage devices and solutions. Prior to that, he served as Vice President, IT Applications for Western Digital from 2015 to 2020. Earlier in his career, Mr. Khandaker held several senior leadership roles at Hitachi Global Storage Technologies. He began his technology career as a Software Engineer at IBM after serving as Financial Systems Administrator for the Defense Finance & Accounting Service and as a Non-Commissioned Officer-in-Charge and Accounting Analyst in the United States Marine Corps.

Mr. Khandaker holds an M.S. in Information Systems, a B.S. in Computer Science, and a B.A. in Mathematics from Hawaii Pacific University. He has also completed executive education at the Wharton Executive Development Program, the IBM Management Program, and the SAP Academy. Mr. Khandaker is a seasoned global chief information officer with more than 25 years of experience leading enterprise-wide technology transformations across a variety of industries and consistently delivering M&A integrations and operational efficiencies. He brings deep expertise in enterprise IT, cloud transformation, cybersecurity, data and AI, and digital product development, and has led the consolidation of legacy systems, implemented global enterprise resource planning platforms, and driven the adoption of SaaS, IoT, and generative AI technologies. While residing in the United States, Mr. Khandaker has extensive work experience throughout Asia-Pacific, China, and Japan.

Lindsay’s Chairman, Robert Brunner, remarked, "Jahid brings extensive experience leading technology transformation and operational excellence at world-class companies. His proven track record of driving innovation and efficiency will add valuable expertise to Lindsay’s Board as the company advances its strategic priorities and long-term growth objectives.”

Lindsay’s President and Chief Executive Officer, Randy Wood, added, “We are pleased to welcome Jahid to Lindsay’s Board of Directors. His deep expertise in technology, operations, and global markets aligns with our strategic priorities and will support our continued investment in innovation, cybersecurity, and artificial intelligence. Jahid’s leadership will further strengthen our competitive position and drive long-term value for shareholders.”

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook,"

"could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com